EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

EVER-GLORY INTERNATIONAL GROUP, INC.

      Pursuant to the provisions of section 607.1007, Florida Statutes, this corporation hereby restates its articles of incorporation.

ARTICLE ONE

        The name of the corporation is Ever-Glory International Group, Inc.

ARTICLE TWO

      The address of the corporation’s principal place of business and mailing address in the State of Florida is 1224 Washington Avenue, Miami Beach, Florida 33139.

ARTICLE THREE

      The name and address of its registered agent is Joseph I. Emas, Esq. 1244 Washington Avenue, Miami Beach, Florida 33139.

ARTICLE FOUR

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE FIVE

      The number of directors which shall constitute the Board of Directors of the corporation shall be neither less than one (1) nor more than seven (7) as determined in accordance with the bylaws or the corporation.

ARTICLE SIX

      The total number of shares of capital stock which the corporation has authority to issue is 105,000,000 shares of capital stock, 100,000,000 shares of common stock par value $0.0001 and 5,000,000 shares of preferred stock, the rights and preference of which shall be determined solely by the members of the Board of Directors of the corporation.

      Section 1.      Creation of Series A Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 10,000 shares and designated as the Series A Convertible Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below. The Series A Convertible Preferred Stock may be issued in fractions of less than 1 whole share.

      Section 2.      Dividend Provisions. The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series A Convertible Preferred Stock had been converted into common stock at the Conversion Rate. Each share of Series A Convertible Preferred Stock shall rank on parity with each other share of Series A Convertible Preferred Stock with respect to dividends.

      Section 3.      Redemption Provisions. The Series A Convertible Preferred Stock is not redeemable.

      Section 4.      Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Convertible Preferred Stock shall be entitled to receive an amount at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series A Convertible Preferred Stock had been converted into common stock at the Conversion Rate. Each share of Series A Convertible Preferred Stock shall rank on parity with each other share of Series A Convertible Preferred Stock with respect to dividends. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement of plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Delaware Corporation Law and (iii) the rights contained in other Sections hereof.

      Section 5.      Conversion Provisions. The holders of shares of Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert.

(1) Each share of Series A Convertible Preferred Stock (the "Preferred Shares") shall be automatically converted on the Conversion Date into a number of shares of common stock of the Company at the initial conversion rate (the "Conversion Rate") defined below:

The initial Conversion Rate, subject to the adjustments described below, shall be one thousand (1,000) of shares of common stock for each share of Series A Preferred Stock.

Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company's registrar and transfer agent, Holladay Stock Transfer Company, 2939 N 67th Place, Scottsdale, AZ 85251 ("Transfer Agent"). The date on which conversion shall be deemed effected (the "Conversion Date") shall be the date on which the Company's Articles of Amendment are filed with the Florida Department of State increasing the number of authorized common shares to no less than 500,000,000 shares.

(b) Adjustments to Conversion Rate.

(1) Reclassification, Exchange and Substitution. If the common stock issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change. By way of illustration and not by limitation, the Corporation's currently proposed 7.6 for I forward stock split shall cause an adjustment required by this Section 5(b)(1) such that the Conversion Rate shall be increased from 1,000 to 7,600.

(2) Reorganizations, Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred Stock.

(e) Notices of Record Date. In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

(f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

(g) Notices. Any notices required by the provisions of this Paragraph (e) to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

Section 6. Voting Provisions. In addition to such rights as are expressly provided or required by law, the Series A Convertible Preferred Stock shall vote as a class with the Common Stock. The holders of Series A Convertible Preferred Stock will have such number of voting rights per share as if such holder had converted its shares into Common Stock and the Conversion Rate in effect on the record date for the shareholder meeting or consent action.

 ARTICLE SEVEN

                   The corporation is to have perpetual existence.

ARTICLE EIGHT

                 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

ARTICLE NINE

                 Meetings of the stockholders may be held within or without the State of Florida, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Florida at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE TEN

                 To the fullest extent permitted by the Florida Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation will not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Ten will not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE ELEVEN

                 The corporation expressly elects not to be governed by Section 607.0901 and 607.0902 of the Florida Business Corporation Act.

ARTICLE TWELVE

                 The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Florida, and all rights conferred upon stockholders herein are granted subject to this reservation.

                 1. In accordance with Section 607.0123(1) of the Florida Business Corporation Act, this restatement shall be effective upon its filing with the Florida Department of State.

                   2. The foregoing amendment was adopted on March ___, 2004, by the Board of Directors pursuant to Section 607.0821 of the Florida Business Corporation Act.

              IN WITNESS WHEREOF, Ever-Glory International Group, Inc. has caused this Restatement of the Articles of Incorporation to be executed by the undersigned duly authorized officers of the Corporation as of the ____ day of March, 2006.

Ever-Glory International Group, Inc., a Florida corporation.

By:
Kang Yi Hua, Director, Chief Executive Officer

CERTIFICATION

     This Certificate to the Restatement of Articles of Incorporation of Ever-Glory International Group, Inc., a Florida corporation, (the “Corporation”), is herein executed by the Corporation pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act. The undersigned hereby certifies that this Restatement of Articles of Incorporation has been duly approved by the Board of Directors and contains no amendments requiring shareholder approval.

Ever-Glory International Group, Inc.

By:
Kang Yi Hua, Chief Executive Officer